Randy J. Sparling
Attorney-at-Law

13730 Hannibal Circle
St. Paul, Minnesota 55124
(612) 242-8858
rsparling57@gmail.com

September 12, 2025

Dakota REIT
3003 32nd Ave. S.
Suite 250
Fargo, ND 58103

Re: *Securities Offered under Offering Statement on Form 1-A and Qualification under Applicable State Regulations*

Dear Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by Dakota Real Estate Investment Trust (the "Company") of up to 240,000 of the Company's Class A Voting Shares, up to 105,500 of the Company's Class B shares, and up to 240,000 of the Company's Class I shares (collectively, the "Shares").

We have reviewed such documents and made such examination of the law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates or officers of the Company.

The opinion set forth below is limited to the North Dakota law relating to Real Estate Investment Trusts, N.D.C.C. Chapter 10-34 (which include reported judicial decision interpreting the same).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 of the Offering Statement to be filed with the Securities and Exchange Commission and with the applicable regulatory authority for states in which you seek to qualify the offering of the Shares and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Randy J. Sparling